Exhibit 10.9

EMPLOYMENT AGREEMENT BETWEEN
MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND
JOHN F. MEESKE

Pursuant to this Employment Agreement (the "Agreement"), dated January 3, 2006, John F. Meeske ("Executive") and Myriad Entertainment and Resorts, Inc., a Delaware corporation ("Company") of #1000, 10050 112 Street, Edmonton, Alberta, Canada T5K 2J1, hereby agree to the following Executive's Employment Agreement with Company, to read in its entirety as follows:

1)	Term

The term of this Agreement shall commence on February 1, 2006 and shall terminate on February 28, 2009. This Agreement may be extended for two three year terms.

2)	Payment of Salary subject to financing

The Executive and Company agree that Payment of Executive’s Salary as outlined in Section 4 of this Agreement is subject to the Company securing (5) Five Million Dollars in funds.

3)	Duties

1.
Executive shall be employed by Company as its Chief Executive Officer. Executive shall report directly and solely to the Company's Board of Directors ("Board"). Executive shall devote his best efforts to the Company.

2.
Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected.

3.	Executive shall perform his duties from Fayetteville, North Carolina or until such time as the Company’s headquarters is established by the Board of Directors.

4.
Executive’s primary focus will be on developing the Company’s business plan and hiring a management team capable of implementing the Company’s vision of creating the Worlds Finest “Experience Company” focused on Resorts, Clubs, Casinos, Attractions and Leisure Real Estate Lifestyle Products.

5.	The Executive’s major goals will be to build the stock value, recruit managerial talent with deal making ability and create a market capitalization rate.

6.	Executive will also be granted the distribution rights to 6 million additional shares to bring in the necessary talent to implement the Company’s business plan.

7.
The CEO will bring and implement the “ClubLevel Experience & Service System Protocol. This culture will be the foundation of the Myrid “People Strategy” and Cultural basis for every level of the Destination Resort, Casino, Attraction, Leisure Real Estate and Club Company. Executive will bring the team necessary to implement this protocol and lead and operate the Company. The hiring strategic plan for retaining the key executives will partially depend on the acquisition of Resort & Club Corporations.

8.
The CEO will play a key role in bringing the deal making strategies for existing destination resorts. He will bring resorts and clubs capable of profitably being reengineered using various strategies such as equity conversion. He will focus on bringing new business opportunities, icons an individual’s to the company to enhance Myriad’s Corporate Culture and build its stock value.

9.
Marketing - Executive will play a key role in the Sales & Marketing aspects of Myriad including, but, not limited to the implementing the Major Goal of creating a protocol where Every Guest wants to Become a Member and or Owner due to the ClubLevel Experience & Service Protocol.

10.	Real Estate - Executive duties will include direct linkage to the Real Estate products of the Myriad Company including, condominium sales, Club Memberships with Guest Room rights and land sales.

11.	Raising capital for Myraid. Executive in conjunction with the Board and others will work on the BIG IDEA to raise the necessary capital to move the company forward.

4)	Salary

Executive shall receive an annual base salary of $ 250,000.00 payable bi-monthly; the Executive’s salary shall begin accruing at the beginning of this agreement and shall be paid to the Executive beginning at the time the Company secures Five Million Dollars in funding.

The Board, in its discretion, may increase the base salary based upon relevant circumstances, including an incentive based upon the increased value of the stock and / or earnings`.

5)	Bonus

1.
Executive shall receive an annual incentive bonus hereunder subject to and pursuant to a Annual Bonus Performance Plan for Executive Officers provided; such plan, together with any successor plans of Company is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), being hereinafter referred to as the "Annual Bonus Performance Plan".

2.
Each incentive bonus shall be payable (i) 30 days following the date Company's audited consolidated statement of income for the applicable fiscal year becomes available or (ii) on the January 15 following the end of that fiscal year, whichever is later the "Bonus Payment Date".

3.	Executive shall be entitled to receive the bonus provided for in Section 5.1 above for each fiscal year during which he is employed hereunder.

4.
In the event the Executive is disabled and/or dies, then the Company agrees to pay either the Executive and/or his estate the annual incentive bonus for the fiscal year earned to the date the Executive was disabled and/or died. The Company’s obligation to pay an annual incentive bonus shall terminate at the end of the fiscal year ending after the Executive was disabled and/or died.

6)	Stock Options

The Executive and the Company shall discuss the feasibility of issuing stock options to key Executive personnel subject to and pursuant to the provisions of the Company’s Incentive Stock Option Plan.

7)	Benefits

Executive shall be entitled to receive all benefits generally made available to executives of Company. In addition, Company shall provide a death benefit to Executive's estate or other beneficiaries as designated by the Executive, having an face value of $1,000,000 payable in the event of Executive's death during the term hereof.

8)	Reimbursement for Expenses

Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Company; provided, the Company defines in writing what expenses are allowable. Company shall reimburse Executive for all allowable expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

9)	Protection of Company's Interests

1.
Except for actions taken in the course of his employment hereunder, at no time shall Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature, outside of information normally made available to the public (brochures, web-site literature, SEC reports, etc.) obtained by him while in the employ of Company. Such improper release shall serve as grounds for termination. Upon termination of his employment by Company, Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof in his possession or under his control.

2.
Company and its successors and assigns shall, in addition to Executive's services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of Executive's employment hereunder except with respect to any book or writing autobiographical in nature. Executive will, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title in or to any such material.

10)	Termination of Executive:

1.	By the Company

Company shall have the right to terminate this Agreement by majority vote of the Board of Directors, including termination for cause. For purposes of this section, Termination For Cause, includes but is not limited to the following acts:

1.	Any material act of dishonesty,

2.	Disclosure of confidential information outside of information normally made available to the public (brochures, web-site literature, SEC reports, etc.),

3.	Gross carelessness or misconduct,

4.	Unjustifiable neglecting his duties under this Agreement,

5.	Acts in any way that has a direct, substantial, and adverse effect on the Employer's reputation, or

6.	Failure to fulfill Executive’s duties as defined in the Agreement.

2.	Termination by Executive

Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, each of which shall constitute "good reason" for such termination:

1.	Executive is not elected or retained as Chief Executive Officer and a director of Company.

2.	Company acts to materially reduce Executive's duties and responsibilities hereunder, except as defined below:

(1)
Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity; provided, that Executive shall continue to have the same duties, responsibilities and authority with respect to Company's businesses as he has as of the date hereof and as Executive may have with respect to businesses added hereafter, including but not limited to, entertainment and recreation, broadcasting, cable, direct broadcast satellite, filmed entertainment, consumer products, music, the internet, parks and resorts, etc.;

(2)
Executive shall report as per an organizational chart to be drawn and approved by the board of directors of the Company or the board of directors of the entity that acquires Company or its assets or, if there shall be an ultimate parent of such entity, then to the board of directors of such ultimate parent; and

(3)	Executive shall be elected and retained as a member of the board of directors of such entity or ultimate parent (if there shall be one).

3.	Termination on Retirement

This Agreement shall be terminated by the Executive’s voluntary retirement which retirement shall be effective on the last day of any fiscal year, provided that the effective date of retirement occurs after the Executive’s 60th birthday, and that the Executive gives the Employer six months' prior written notice.

4.	Termination on Disability

If, during the period of employment, the Executive becomes unable due to mental or physical illness or injury to perform his duties under this Agreement in his normal and regular manner, this Agreement shall be then terminated. During the term of this Agreement, the Employer shall maintain disability insurance approved by the board of directors covering the Executive on the same terms and conditions provided by the Company for all of its employees.

5.	Termination Upon Death

If the Executive dies during the period of employment this Agreement shall then be terminated.

6.	Termination or Assignment on Merger

In the event of a merger where the Employer is not the surviving entity, or of a sale of all or substantially all of the Employer’s assets, the Employer may, at its sole option:

(1)	Assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of the Employer’s business through that merger or sale of assets, or

(2)	on at least 30 days’ prior written notice to the Executive, terminate this Agreement effective on the date of the merger or sale of assets.

11)	Executive’s rights upon termination

1.	If this Agreement is terminated pursuant to Section 10.1 above, Executive's rights and Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

2.
If this Agreement is terminated pursuant to Section 10.1 hereof, Executive or his estate shall be entitled to receive a his base salary for one year from the date of termination by the Board of Directors; provided, however, there is sufficient monies by which to make a cash payment; otherwise it is agreed that the Company shall have the right to enter into an agreement with the Executive to pay the monies owed under this section over the period of one year with interest accruing on the unpaid balance at the rate of interest established by the IRS as determined on the date of termination.

3.	If this Agreement is terminated pursuant to Section 10.1 above, or in the alternative because of disability or death, Executive rights and Company's obligations hereunder shall be as follows:

1.
Payment of salary: Executive and/or Executive’s estate shall receive his base salary for one year from the date of termination by the Board of Directors; provided, however, there is sufficient monies by which to make a cash payment; otherwise it is agreed that the Company shall have the right to enter into an agreement with either the Executive or his estate to pay the monies owed under this section over the period of one year with interest accruing on the unpaid balance at the rate of interest established by the IRS as determined on the date of termination.

2.	Payment of bonus: If the Executive is disabled and/or dies, then the Executive and/or his estate shall be allowed to receive the bonus.

3.
Notwithstanding the foregoing, no such payments shall be made until such payment is no longer subject to Section 162(m) of the Code. All stock options granted to Executive shall also immediately vest upon such termination and remain exercisable until the earliest of the third anniversary of the date of such termination or the expiration of such options on the scheduled expiration dates set forth in the stock option agreements related thereto.

12)	Consequences of Breach by Company

If Executive's employment is terminated pursuant to Section 10 hereof, or if Company shall terminate Executive's employment under this Agreement in any other way that is a deemed a breach of this Agreement by Company, if determined as a result of Arbitration, the following shall apply:

1.
Executive shall receive a cash payment equal to the present value (based on Company's then current cost of borrowing as determined by the chief financial officer of Company for the remainder of the term hereof) of Executive's base salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

13)	Post-Termination Consulting Services

Upon expiration of this Agreement on February 28, 2009 or any extension thereof, Executive may serve as a consultant to Company at a fee to be mutually agreed upon which shall be at least $1.00 per year plus continuation of the same benefits and/or perquisites provided to Executive during his term as Chief Executive Officer of Company, excluding, however, any items which would conflict with any laws, regulations and/or tax qualifications applicable to group health, pension and employee welfare plans of Company and, except as otherwise provided herein with respect to certain specified continuing obligations of Company to Executive, salary, bonuses and/or stock options.

1.	The consulting arrangement shall continue until notice is given as provided below following the earlier of: acceptance by Executive of full-time employment with a third party, (teaching)

2.	The rendering by Executive of any services to a competitor of Company, or

3.	Executive's disability for a period of six months which shall render him substantially incapable of performing any consulting services for Company.

If notice is given pursuant to the preceding clauses 1. and 2., the consulting arrangement shall terminate three business days after the giving of such notice, and if such notice is given pursuant to clause 3., such termination shall occur three months after the giving of such notice.

14)	Remedies

Company recognizes that because of Executive's special talents, stature and opportunities in the entertainment and resorts industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on an entertainment and resort company's results of operations, in the event of termination by Company hereunder (except under Section 10.1), or in the event of termination by Executive under Section 10, before the end of the agreed term, Company and Executive acknowledge and agree that the provisions of this Agreement regarding further payments of base salary, bonuses and any exercisability of stock options, should they be granted, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

15)	Granting of Restricted Stock:

1.	Executive is granted seven million (7,000,000) shares of restricted stock in the Company upon the execution of this agreement.

2.	Executive has the right to assign all or any portion of the restricted stock, prior to or after receipt.

3.	Should Executive assign restricted stock prior to receipt, the Company will issue said stock to assignee with the same restrictions that apply to Executive.

4.
All restricted stock issued to the Executive or assignees that is a part of the seven million (7,000,000) block of restricted stock, shall have the restriction removed from the stock in the following time table; provided, said removal of restriction is in accordance with applicable SEC rules:

(1)	Twenty five percent (25%) on February 1, 2007

(2)	Twenty five percent (25%) on February 1, 2008

(3)	Remaining Fifty percent (50%) on February 1, 2009

5.
In addition, in order for the Executive to recruit and hire an effective management team and/or attract qualified independent contractors, Executive is granted the right to have the Company issue six million (6,000,000) additional shares of restricted stock to designees as determined solely by the Executive; subject to schedule for vesting the stock under the terms of a performance based contract approved by the Board of Directors.

6.
All restricted stock issued to the designees that is a part of the six million (6,000,000) block of restricted stock, shall have the restriction removed from the stock in the following time table; provided, (1) that said employee or independent contractor is either (a) still engaged with the Company or (b) has fulfilled his or her duties as outlined in a performance based contract approved by the Board of Directors and (2) said removal of restriction is in accordance with applicable SEC rules:

(1)	Twenty five percent (25%) twelve months from date of issue

(2)	Twenty five percent (25%) twenty-four months from date of issue

(3)	Remaining Fifty percent (50%) thirty-six months from date of issue

7.	The company has the first right of refusal to repurchase all restricted stock granted either to the executive and/or his management team as defined in paragraph 16 of this agreement.

8.	This first right of refusal to repurchase shall be binding on the heirs, distributees, successors and/or assignees of the executive and/or his management team.

16)	First Right to Repurchase Stock

In the event, the Executive or his management team choose to sell or otherwise liquidate their stock as granted under paragraph 15 of this Agreement for a period of five years after the full vesting of their stock, the following conditions shall apply;

1.	Written notice of their intent to sell their stock shall be given to the Board of Directors;

2.	The Company shall have the first right to repurchase the stock at fair market value for a period of 30 days following the date of the notice of intent to sell;

3.
If the Company declines to purchase the stock within the 30 day period, then the Company shall notify the party in writing of their refusal and shall be obligated to pay the party selling their stock the difference in the fair market value of the stock from date of notice and the date of their refusal, such payment shall be made within a period of 15 days from the date of refusal.

4.	For the purposes of this section, the parties agree to use the price of the stock as determined by the trading price of the stock on the day of the notice.

17)	Company right to puchase stock

In the event the Company chooses to teminate the Executive or his management team, the Company shall have the right to repuchase all of the shares granted to the Executive or his management team under the following conditions:

1.	Written notice of the Company’s to repuchase all of the shares granted to the Executive or his management team shall be given to the individual terminated;

2.
The Company shall repurchase the stock at its fair market value for a period of 30 days following the date of the notice of intent to repurchase by issuing a cashier’s check for the amount of the stock to be repurchased;

3.	If the Company to purchase the stock within the 30 day period, then the Company shall be deemed to have knowingly waived its right to repurchase the shares granted to the individual; and,

4.	For the purposes of this section, the parties agree to use the price of the stock as determined by the trading price of the stock on the day of the notice.

18)	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns and Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation, except as provided for in Section 15.

19)	Amendment; Waiver

This Agreement contains the entire agreement of the parties with respect to the employment of Executive by Company and supersedes, on and as of the date hereof, the Old Employment Agreement. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

20)	Governing Law

1.
This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto, as contemplated by and pursuant to Title 6, Section 2708 of the Delaware Code.

2.
Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware, and by execution and delivery of this Agreement, Executive and Company irrevocably consent to the jurisdiction of those courts. Executive and Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. Executive and Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

3.
The parties agree that this Agreement (together with any stock option agreements entered into between Company and Executive and any other documents or agreements specifically referred to herein) shall constitute the sole and conclusive basis for establishing Executive's compensation for all services provided by him hereunder.

21)	Notices

All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

If to Executive:

John F. Meeske
338 Sandwedge Drive
Fayetteville, North Carolina 28311
If to Company:

Myriad Entertainment and Resorts, Inc.
#1000, 10050 112 Street
Edmonton, Alberta, Canada T5K 2J1
Attn: Senior Executive Vice President and Chief of Operations

The parties may designate another place for notice by sending written notice, return receipt requested. Any notice shall be deemed to have been given within 48 hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

22)	Effective date

The effective date of this agreement is January 3, 2006 and the services of Executive are to begin on the date that any one of the projects being developed by the Company are funded.

IN WITNESS WHEREOF, the parties have executed this Agreement this _______________ day of ______________, 2006.

Myriad Entertainment and Resorts, Inc.

___________________________    By:_____________________________

John F. Meeske      Name: Scott Hawrelechko, Chairman and CEO

By:_____________________________

Name: Dale Cheek, Director

By:_____________________________

Name: Dr. Robert S. Ross, Director

ADENDUM TO
EMPLOYMENT AGREEMENT BETWEEN
MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND
JOHN F. MEESKE

WHEREAS, Myriad Entertainment and Resorts, Inc. (“Company”) and John F. Meeske (“Executive”) entered into an employment agreement on January 3, 2006; and

WHEREAS, Executive was granted the right to grant 6,000,000 shares of restricted stock to attract and recruit an effective management team or contractors in Section 15.5; and

WHEREAS, the Executive and the Company wish to clarify the process upon which the 6,000,000 shares of restricted stock will be issued.

THEREFORE, the Executive and the Company hereby amend the employment agreement as follows:

Section 15, Granting of Restricted Stock, subsection 5 is amended to read,

5. In addition, in order for the Executive to recruit and hire an effective management team and/or attract qualified independent contractors, Executive, with the approval of the Board of Directors of the Company, will recommend up to six million (6,000,000) shares of restricted stock to be issued to designees of the Executive, subject to Board approval and the schedule of vesting the stock under the terms of sub-section 6 of this section.

All other terms of the original employment agreement dated January 3, 2006, and signed February 6, 2006, remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement this  day of  , 2006.

Myriad Entertainment and Resorts, Inc.
By:	By: /s/Scott Hawrelechko
John F. Meeske	Scott Hawrelechko, Chariman